Not for dissemination in the United States or via U.S. newswire services.

NR07-04

March 9, 2007

Wealth Closes $7,000,000 Bought Deal

Private Placement

FOR IMMEDIATE RELEASE… Vancouver, British Columbia…  Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTC: WMLLF, Frankfurt: EJZ), is pleased to announce the closing of the bought deal private placement announced on February 8, 2007.  The over-allotment option was exercised, and the Company issued an aggregate of 3,500,000 Units at $2.00 and received net proceeds of $6,894,000.  Each unit consisted of one common share and one-half of a transferable warrant.  Each whole warrant is exercisable to acquire one additional common share at a price of $2.50 until March 9, 2009.  The warrants carry an accelerated expiry feature such that if, at any time from 4 months after closing until the expiry date of the warrants, the daily volume-weighted average trading price of the Company’s shares is above $4.00 for at least twenty consecutive trading days, the Company may, within 30 days, issue an expiry acceleration notice to the holders of the warrants and, if it does so, the warrants will expiry 30 days from the date after the expiry acceleration notice is given.

The Underwriters received an aggregate commission of $490,000 of which $76,000 was paid in cash and $414,000 by the issuance of 207,000 Commission Units.  Each Commission Unit consists of one common share and one-half of a non-transferable common share purchase warrant, each full warrant being exercisable to acquire one additional common share at a price of $2.50 until March 9, 2009.  In addition, the Underwriters received non-transferable compensation warrants (the “Underwriters Warrants”) entitling the Underwriters to purchase up to 280,000 shares of the Company (the “Underwriters Shares”) at a price of $2.00 per Underwriters Share until March 9, 2009.

All of the securities issued in connection with the Offering, including the Commission Units and Underwriters Warrants, are subject to a hold period in Canada until July 10, 2007.

The net proceeds from the Offering are intended to be used to fund exploration programs on the Company's uranium exploration projects and for ongoing mineral property investigations and potential acquisitions, and for general working capital.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

About Wealth Minerals Ltd.

Wealth is a mineral exploration company with approximately 25.0 million shares issued and outstanding, approximately $7.5 million in the treasury and listings on the TSX Venture and Frankfurt Stock Exchanges and the OTCBB.

For further details on the Company readers are referred to the Company’s web site (www.wealthminerals.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Henk Van Alphen”

Hendrik Van Alphen

President & CEO

For further information, please contact:

Glenn Shand

Phone: 604-331-0096/888-331-0096

E-mail: info@wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the timing of future activities by the Company, including the anticipated exploration, business and financing plans of the Company.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the state of the financial markets for the Company’s equity securities, the state of the uranium markets generally, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company's ability to obtain any necessary permits, consents or authorizations required for its activities, the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  The reader is referred to the Company's current 20F for a more complete discussion of such risk factors and their potential effects.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com